CERTIFICATE OF CORRECTION

TCW STRATEGIC INCOME FUND, INC.

TCW Strategic Income Fund, Inc., a Maryland corporation having its principal Maryland office in the City of Baltimore in the State Maryland (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The title of the document being corrected is Articles of Amendment (the “Articles of Amendment”).

SECOND: The sole party to the Articles of Amendment is TCW Strategic Income Fund, Inc.

THIRD: The Articles of Amendment were filed on December 27, 2005.

FOURTH: Article FIRST of the Articles of Amendment, as previously filed, incorrectly provided as follows:

FIRST: The Articles of Incorporation of the Corporation are hereby amended to change the name of the Corporation by striking out Article SECOND and inserting in lieu thereof the following:

“SECOND: The name of the corporation is:

TCW STRATEGIC INCOME FUND, INC.”

FIFTH: Article FIRST of the Articles Amendment, as hereby corrected, provides as follows:

FIRST: The Articles of Incorporation are hereby amended to change the name of the Corporation by striking out the first sentence of Article II and inserting in lieu thereof the following:

“The name of the corporation is:

TCW STRATEGIC INCOME FUND, INC.”

IN WITNESS WHEREOF, TCW Strategic Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary as of this 6th day of March, 2006.

WITNESS:	TCW STRATEGIC INCOME FUND, INC.

By:
Phillip K. Holl		Alvin R. Albe, Jr.
Secretary		President

THE UNDERSIGNED, President of TCW Strategic Income Fund, Inc., who executed on behalf of the Corporation the foregoing Certificate of Correction hereby acknowledges the foregoing Certificate of Correction to be the corporate act of said Corporation and hereby certifies to the best of his knowledge, confirmation, and belief that any matters and facts set forth herein that are required to be verified under oath are true in all material respects under the penalties of perjury.

Name: Alvin R. Albe, Jr.
Title: President

CORPORATE CHARTER APPROVAL SHEET **EXPEDITED SERVICE** **KEEP WITH DOCUMENT** DOCUMENT CODE BUSINESS CODE # Close Stock Nonstock P.A. Religious Merging (Transferor) Surviving (Transferee) New Name FEES REMITTED Base Fee: Change of Name Org. & Cap. Fee: Change of Principal Office Expedite Fee: Change of Resident Agent Penalty: Change of Resident Agent Address State Recordation Tax: Resignation of Resident Agent State Transfer Tax: Designation of Resident Agent Certified Copies and Resident Agent’s Address Copy Fee: Change of Business Code Certificates Certificate of Status Fee: Adoption of Assumed Name Personal Property Filings: Mail Processing Fee: Other: Other Change(s) TOTAL FEES: Code Credit Card Cash Check Attention: Documents on Checks Approved By: Keyed By: COMMENT(S): Stamp Work Order and Customer Number HERE